UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2009

MXENERGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138425	20-2930908
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

595 Summer Street, Suite 300, Stamford, Connecticut  06901

(Address and zip code of principal executive offices)

203-356-1318

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy  the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure

On June 26, 2009, MXenergy Holdings Inc. (the “Company” or “Holdings”) announced that it commenced a conditional private exchange offer (the “Exchange Offer”) with respect to its outstanding Floating Rate Senior Notes due 2011 (the “Notes”).  For each $1,000 principal amount of Notes exchanged in the Exchange Offer, a registered holder of the outstanding Notes (each a “Holder” and, collectively, the “Holders”) will receive (i) a cash payment of $138.15 (the “Cash Payment”), (ii) $393.33 principal amount of a new series of the Company’s 13% Senior Secured Notes due 2014 (the “New Notes”) and (iii) 188.91 shares of the Company’s common stock (the “Exchange Common Stock” and, collectively with the Cash Payment and the New Notes, and the accrued and unpaid interest on the Notes described below, the “Exchange Consideration”). The consideration for Notes validly tendered and not validly withdrawn in the Exchange Offer shall also include accrued and unpaid interest, if any, on such principal amount of Notes tendered from the most recent interest payment date preceding the Settlement Date (as defined below) to, but not including, the Settlement Date.  In connection with the Exchange Offer, the Company is soliciting consents (“Consents”) to effect certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Consent Solicitation”). The Exchange Offer and Consent Solicitation are being made pursuant to a Confidential Offering Memorandum and Consent Solicitation Statement, dated as of June 26, 2009 (the “Offering Memorandum and Consent Solicitation Statement”), and a related Letter of Transmittal and Consent, dated as of June 26, 2009, which more fully set forth the terms and conditions of the Exchange Offer and Consent Solicitation.

The Exchange Offer and Consent Solicitation will expire at 12:00 a.m. midnight, New York City time on July 28, 2009 unless extended or earlier terminated (the “Expiration Date”).  The “Settlement Date” for the Exchange Offer and Consent Solicitation will be promptly after the Expiration Date, subject to the satisfaction or waiver of all the conditions precedent to the Exchange Offer and Consent Solicitation.

Holdings shall also pay a consent payment (the “Early Consent Payment”) to each Holder equal to $30 in cash per $1,000 aggregate principal amount of Notes only if the Holder has delivered and not revoked a valid Consent on or prior to the Early Consent Deadline.  The Early Consent Deadline for the Consent Solicitation will be 5:00 p.m., New York City time, on July 13, 2009, unless extended, after which tenders of Notes and Consents to the Proposed Amendments may not be withdrawn. Tendered Notes may be withdrawn and Consents may be revoked at any time prior to 5:00 p.m., New York City time, on July 13, 2009 (as such date and time may be extended, the “Withdrawal Deadline”), but not after the Withdrawal Deadline.

As of the date of the Offering Memorandum and Consent Solicitation Statement, an aggregate of $165,200,000 principal amount of Notes are considered outstanding under the indenture governing the Notes (the “Indenture”) for the purpose of determining properly delivered and unrevoked Consents to the Proposed Amendments from Holders representing at least a majority in aggregate principal amount of the Notes then outstanding under the Indenture, other than Holdings-Owned Notes (the “Requisite Consents”), which excludes $24,800,000 principal amount of Notes owned by Holdings (“Holdings-Owned Notes”).  Holders holding $121,075,000 aggregate principal amount of such outstanding Notes have entered into agreements with Holdings to tender their Notes in the Exchange Offer and consent to the Proposed Amendments.  These agreements are sufficient to approve the Proposed Amendments, although the Exchange Offer and Consent Solicitation are subject to a number of conditions, including the Minimum Tender Condition (as defined below) described below.  Holders who validly tender and do not validly withdraw their Notes in the Exchange Offer and Consent Solicitation will be deemed to have consented to the Proposed Amendments.

The Company’s obligations under the Exchange Offer and Consent Solicitation are conditioned upon, among other things, the satisfaction or waiver of the following conditions: (i) its receipt of validly tendered Notes representing 90% in aggregate principal amount of the outstanding Notes, excluding Holdings-Owned Notes (the “Minimum Tender Condition”), on or prior to the Expiration Date, (ii) its entrance into facilities to refinance and replace its existing revolving credit facility and existing hedge facility (the “New Facilities”), (iii) its entrance into an amendment to its current credit facility with Denham Commodity Partners LP (the “Amended Denham Credit Facility”), (iv) the conversion of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”) into common stock (the “Preferred Stock Conversion”), (v) the creation of a new management incentive plan (the “Management Incentive Plan”) and (vi) the receipt of any required consents from government bodies or authorities which are required in order to consummate the Exchange Offer and Consent Solicitation.

Set forth below is certain information disclosed in the Offering Memorandum and Consent Solicitation Statement with respect to summary consolidated historical and unaudited pro forma financial data of the Company:

The following table presents the summary consolidated financial data of Holdings for the periods set forth below.  The summary consolidated historical financial data of Holdings as of and for the years ended June 30, 2008, 2007 and 2006 have been derived from the Company’s audited consolidated financial statements and the accompanying notes thereto incorporated by reference in the Offering Memorandum and Consent Solicitation Statement.

The summary consolidated historical financial data of Holdings for each of the nine month periods ended March 31, 2009 and 2008 was derived from Holdings’ unaudited consolidated financial statements, which, in the opinion of the Company’s management, have been prepared on the same basis as Holdings’ audited consolidated financial statements and reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Holdings’ results of operations and financial position for such periods.  Results for the nine month periods ended March 31, 2009 and 2008 are not indicative of results that may be expected for the entire year.  In particular, the Company’s operations, revenues and expenses are highly seasonal in nature.

The unaudited summary pro forma data set forth below has been prepared on a pro forma basis to give effect to the Exchange Offer and Consent Solicitation and the other transactions included in the Restructuring Plan (as defined in Note 7 to the financial data set forth below) as if they had occurred on March 31, 2009 for purposes of the balance sheet data and on April 1, 2008 for purposes of the income statement data.  The unaudited summary pro forma data are for illustrative purposes only, are subject to a number of assumptions, and known and unknown risks and uncertainties, and they are not a guarantee of what such balance sheet and income statement items would have been on such date or for such period had the Exchange Offer and Consent Solicitation and Restructuring Plan occurred on such dates.  See “Forward-Looking Statements” set forth below.

The financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed with the U.S. Securities and Exchange Commission (“SEC”) on October 14, 2008, the Company’s Quarterly Report on Form 10-Q/A for the quarter ending September 30, 2008 filed with the SEC on November 21, 2008, the Company’s Quarterly Report on Form 10-Q for the quarter ending December 31, 2008 filed with the SEC on February 17, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2009 filed with the SEC on May 15, 2009.

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2009	2008	2008	2007	2006
	(unaudited)
	(in thousands)
Selected statement of operations data:
Sales of natural gas and electricity (1)	$687,373	$601,604	$752,283	$703,926	$362,561
Cost of goods sold	691,978	471,992	569,585	602,146	389,526
Gross profit (loss)	(4,605)	129,612	182,698	101,780	(26,965)
Operating expenses (2)	83,290	79,943	106,645	91,015	36,618
Operating profit (loss)	(87,895)	49,669	76,053	10,765	(63,583)
Interest expense, net of interest income	34,604	28,871	34,105	33,058	3,200
Income (loss) before income tax (expense) benefit	(122,499)	20,798	41,948	(22,293)	(66,783)
Income tax (expense) benefit	47,183	(11,263)	(17,155)	8,495	27,001
Net income (loss)	(75,316)	9,535	24,793	(13,798)	(39,782)

Items to reconcile net income (loss) to EBITDA:
Add: Interest expense, net of interest income	34,604	28,871	34,105	33,058	3,200
Depreciation and amortization	28,656	23,642	32,698	27,730	8,504
Income tax expense (benefit)	(47,183)	11,263	17,155	(8,495)	(27,001)
EBITDA	(59,239)	73,311	108,751	38,495	(55,079)

Items to reconcile EBITDA to Adjusted EBITDA:
Add (less): Stock compensation expense (2)	185	2,686	3,358	4,539	911
Unrealized (gains) losses from risk management activities (3)	113,396	(39,041)	(67,168)	17,079	79,897
Adjusted EBITDA (6)	$54,342	$36,956	$44,941	$60,113	$25,729

Selected balance sheet data (period-end balances):
Total current assets	244,569	254,878	271,973	257,708	67,517
Customer acquisition costs, net	31,542	43,203	41,693	38,954	10,822
Total assets	316,464	336,482	355,752	335,644	97,969
Total current liabilities	116,332	101,814	108,276	91,686	29,894
Long-term debt (4)	175,269	162,441	162,648	185,404	—
Redeemable convertible preferred stock (5)	53,169	29,357	48,779	29,357	29,357
Total stockholders’ equity	(45,979)	36,750	33,210	25,611	64,750

	For Twelve Months Ended March 31, 2009
	($ in thousands)
Unaudited Summary Pro Forma Data:
Pro forma total debt (7)	$76,978
Pro forma interest expense (8)	26,617
Ratio of adjusted EBITDA to interest expense	2.34	x
Ratio of pro forma total debt to adjusted EBITDA	1.24	x

(1)         Includes pass-through revenue, primarily representing transportation and distribution charges billed to customers on behalf of local distribution companies (“LDCs”), of approximately $52.2 million and $48.1 million for the nine months ended March 31, 2009 and 2008, respectively, and approximately $63.6 million and $54.5 million for the fiscal years ended June 30, 2008 and 2007, respectively. Also includes fee income charged to customers, such as late payment fees, early termination fees and service shut-off fees of approximately $16.2 million and $14.2 million for the nine months ended March 31, 2009 and 2008, respectively, and approximately $19.4 million and $17.1 million for the fiscal years ended June 30, 2008 and 2007, respectively.  Pass-through revenue and fee income was not material for fiscal years prior to 2007.

(2)         Effective July 1, 2006, the Company adopted the provisions of SFAS No. 123R, “Share-Based Payment (revised).”

(3)         Unrealized gains and losses from risk management activities result from changes in forward natural gas and electricity prices during the respective periods in relation to the contracted forward prices.  These amounts should be fully or substantially offset in future periods, as physical commodity is delivered to customers during the remaining terms of their fixed rate contracts.

(4)         The Notes (net of original issue discount) were issued during the fiscal year ended June 30, 2007 primarily to provide financing for the acquisition by the Company of Shell Energy Services Company L.L.C. (the “SESCo Acquisition”), with the balance being used for working capital needs.

(5)         On June 30, 2004, MXenergy Inc. entered into a purchase agreement with affiliates of Charterhouse Group Inc. and Greenhill Capital Partners LLC (collectively, the “Preferred Investors”) to issue 1,451,310 shares of the Company’s Series A Preferred Stock at a purchase price of $21.36 per share.  On or after the fifth anniversary of the issuance of the Series A Preferred Stock, if the fair market value of Holdings’ common stock, par value $0.01 per share (“Common Stock”), is at a level that would not provide the Preferred Investors (as defined herein) with an annual rate of return of at least 25%, compounded annually, for the five-year period ending June 30, 2009, the Preferred Investors may require that Holdings make a redemption election.  If the holders of the Series A Preferred Stock require Holdings to make a redemption election, and if Holdings elects to redeem the Series A Preferred Stock, the redemption amount is payable in cash equal to the greater of: (1) the fair market value of the shares of Common Stock into which the Series A Preferred Stock may be converted on the date of the redemption election notice; or (2) the original issue price of $21.36 per share, plus any accrual of dividends.  If Holdings elects not to redeem the Series A Preferred Stock, it is required to grant the Preferred Investors effective control over Holdings’ board of directors (“Board of Directors”).  As of June 30, 2008, if the holders of Series A Preferred Stock were to request that Holdings make a redemption election, Holdings does not have the intent or the ability to redeem the Series A Preferred Stock due to limitations included in the agreements that govern the Company’s revolving credit facility with a syndicate of banks (the “Existing Revolving Credit Facility”), the Company’s primary natural gas hedge facility (the “Existing Hedge Facility”) and the Notes.  However, since the Preferred Investors would effectively control Holdings’ Board of Directors in the event that Holdings does not elect to redeem the Series A Preferred Stock, Holdings has determined that, in accordance with accounting principles generally accepted in the United States, the Series A Preferred Stock is redeemable at the option of the Preferred Investors and that it is probable that the Series A Preferred Stock will become redeemable at June 30, 2009.  Therefore the carrying value of the Series A Preferred Stock is recorded outside of stockholders’ equity on the consolidated balance sheets and has been adjusted to its redemption value as of March 31, 2009 and June 30, 2008.

(6)          A reconciliation of Adjusted EBITDA to net cash (used in) provided by operating activities is provided in the following table:

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2009	2008	2008	2007	2006
	(unaudited)
	(in thousands)

Adjusted EBITDA	$54,342	$36,956	$44,941	$60,113	$25,729
Interest expense, net of interest income	(34,604)	(28,871)	(34,105)	(33,058)	(3,200)
Income tax (expense) benefit	47,183	(11,263)	(17,155)	8,495	27,001
Unrealized losses from risk management activities	(15,127)	—	—	—	—
Stock compensation expense	—	(1,654)	(1,654)	—	—
Deferred tax expense (benefit)	(50,830)	7,995	18,187	(14,449)	(32,764)
Unrealized losses on interest rate swaps and amortization of deferred financing fees	11,878	11,755	10,836	7,906	1,057
Amortization of customer contracts acquired	(620)	(382)	(762)	11,891	(3,276)
Change in assets and liabilities, net of effects of acquisition:
Restricted cash	197	465	463	(623)	6,953
Accounts receivable	(48,431)	(104,374)	(30,181)	3,453	(13,003)
Natural gas inventories	50,277	44,068	(7,308)	(1,712)	(2,685)
Income taxes receivable	8,061	(1,833)	(7,173)	5,184	(5,535)
Option premiums	1,740	428	1,191	1,835	(1,834)
Other assets	(16,151)	1,925	609	(993)	2,645
Accounts payable and accrued liabilities	(30,328)	15,551	17,882	31,555	(5,320)
Deferred revenue	(2,433)	(5,366)	(4,352)	9,384	865
Net cash (used in) provided by operating activities	(24,846)	(34,600)	(8,581)	88,981	(3,367)

Net cash used in investing activities	(14,252)	(27,319)	(33,941)	(132,920)	(18,825)

Net cash (used in) provided by financing activities	22,388	(22,432)	(22,462)	174,788	(25,345)

(7)         Pro forma debt is defined as total debt as of March 31, 2009 after giving effect to the Exchange Offer and Consent Solicitation and the other transactions contemplated by the Restructuring Plan.  The term “Restructuring Plan” refers to the Exchange Offer and Consent Solicitation, the entering into of the New Facilities, the entering into of the Amended Denham Credit Facility, the Preferred Stock Conversion, the implementation of the Management Incentive Plan, the implementation of governance arrangements, the entry into a new stockholders agreements and the other transactions ancillary to any of the above described herein that will occur simultaneously with, or otherwise as a condition to, the consummation of the Exchange Offer and Consent Solicitation.

(8)          Pro forma interest expense includes interest calculated by multiplying the face value of the outstanding debt balances as of March 31, 2009 after giving effect to the Exchange Offer and Consent Solicitation and the other transactions contemplated by the Restructuring Plan times the applicable per annum interest rates in effect as of March 31, 2009, or to be in effect as a result of the transactions contemplated by the Restructuring Plan, including the interest rates of the New Notes offered in the Exchange Offer and the Amended Denham Credit Facility.  Interest expense also includes interest and fees associated with the New Facilities as well as amortization of costs related to all transactions contemplated by the Restructuring Plan, which are deferred and amortized over the life of the related facilities.

Set forth below is certain information disclosed in the Offering Memorandum and Consent Solicitation Statement with respect to risks related to the Exchange Offer and Consent Solicitation and the Company:

If the Restructuring Plan is not successful, we intend to explore all other restructuring alternatives available to us at that time, but would likely be required to commence a bankruptcy proceeding.  Any alternative reorganization, particularly a bankruptcy proceeding, would likely be on terms less favorable to the Holders than the terms of the Restructuring Plan.

If the Restructuring Plan is not successful, we intend to explore all other alternatives available to us at that time, but would likely be required to commence a bankruptcy proceeding.  There can be no assurance that any alternative out-of-court restructuring arrangement or plan will be pursued or could be accomplished.  Any alternative reorganization, particularly a bankruptcy proceeding, would likely be on terms less favorable to the Holders than the terms of the Restructuring Plan.

If we fail to consummate the Restructuring Plan in a timely manner, any alternative we pursue, whether in or out of court, would likely take substantially longer to consummate than the Restructuring Plan, and any bankruptcy proceeding would also require confirmation by the bankruptcy court and would be subject to contested issues and objections from certain stakeholders, which would result in further delay.  Any material delay in the confirmation of a bankruptcy proceeding, or the threat of rejection of any plan by the bankruptcy court, would add substantial expense and uncertainty to the process, which could cause (i) suppliers to attempt to cancel our contracts or restrict ordinary credit terms, require upfront payments or financial assurances of performance or refrain entirely from doing business with us, (ii) employees to become distracted from performance of their duties or more easily attracted to other career opportunities and (iii) our counterparties to object to our assumption of executory contracts, and if those counterparties succeed, we would lose the benefits of these agreements.  In addition, if we were required to commence a bankruptcy proceeding, due to current market conditions we do not believe we would be able to obtain debtor-in-possession financing and would be required to rely on our limited cash balances to fund operations, which would require approval by our existing lenders.  As a result, any bankruptcy proceeding would likely result in a chapter 7 liquidation of the Company.  If we become subject to a “free fall” chapter 7 liquidation proceeding, such a proceeding would likely be lengthy, costly and have a more pronounced adverse effect on our enterprise value.  As a result, Holders of Notes would likely receive substantially less value in any bankruptcy proceeding if the Restructuring Plan or an alternative out-of-court restructuring is not successful.

Even if the Restructuring Plan is successful, we will continue to face risks and there can be no assurance that we will be able to continue as a viable business.

The Restructuring Plan contemplates, among other things, the exchange of Notes for the Exchange Consideration, the entry into the New Facilities and the entry into the Amended Denham Credit Facility.  The Restructuring Plan is generally intended to reduce the amount of our indebtedness and cash interest expense and improve our liquidity as well as our financial and operational flexibility in order to generate long-term growth.  Even if the Restructuring Plan is consummated, we will continue to face a number of risks, including certain risks that are beyond our control, such as changes in economic conditions, changes in our industry, changes in consumer demand for, and acceptance of, our products and inflation in raw materials, energy and other costs.  As a result of these risks and others, there is no guarantee that the Restructuring Plan will achieve our stated goals and there can be no assurance that we will be able to continue as a viable business.

We may not consummate the Restructuring Plan.

The Restructuring Plan may not be completed if Notes representing 90% of the aggregate principal amount of the outstanding Notes, excluding Holdings-Owned Notes, are not validly tendered and not revoked on or prior to the Expiration Date and the other conditions described herein, including entering into the New Facilities and the Amended Denham Credit Facility, are not met or our Board of Directors determines that the Restructuring Plan is not in our best interest.  There can be no assurances that the Minimum Tender Condition will be met, that we will enter into the New Facilities or the Amended Denham Credit Facility on substantially the terms described in the Offering Memorandum and Consent Solicitation Statement or at all or the other conditions to the Exchange Offer will be met. If we are not able to arrange for the New Facilities or the Amended Denham Credit Facility on terms acceptable to us or satisfy the other conditions to the Exchange Offer, we will not be obligated to accept any Notes tendered in the Exchange Offer.  Any alternative restructuring plan would likely include a bankruptcy proceeding and would likely be on terms less favorable to the Holders than the terms of the Restructuring Plan.  If a protracted or non-orderly bankruptcy were to occur, such a proceeding would add substantial expense and uncertainty to the process and would have a negative impact on our enterprise value.  As a result, we expect that distributions to Holders under an alternative restructuring plan, particularly a bankruptcy proceeding, would likely be worse and substantially delayed than under the Restructuring Plan.

Failure to consummate the Restructuring Plan or an alternative restructuring plan would likely significantly impair our ability to continue as a viable business.

Pursuant to the amendments to our Existing Revolving Credit Facility, we must actively seek a liquidity event, to be consummated no later than July 31, 2009, which may include one or more of the following: (1) the repayment in full of all of the obligations under the

Existing Revolving Credit Facility and the termination of the revolving commitments thereunder; or (2) an equity contribution to us in an amount no less than $75.0 million, which shall be made on terms and conditions satisfactory to Société Générale and the majority lenders at their sole discretion (a “Liquidity Event”).  In addition, certain milestone events and dates were established which required us to:  (1) retain an investment bank to facilitate the Liquidity Event noted above; (2) deliver a plan for a proposed Liquidity Event; and (3) deliver an executed, non-binding letter of intent for a Liquidity Event, which did not contemplate any form of financing from any of the lenders under the Existing Revolving Credit Facility.  We complied with these requirements.  On or before July 17, 2009, we must deliver an executed contract for a Liquidity Event by July 31, 2009 and must consummate a Liquidity Event by July 31, 2009.

We have explored a number of potential Liquidity Events, including the potential sale of our business.  Given the currently negative conditions in the economy generally and the credit markets in particular, there is substantial uncertainty, in the absence of the successful consummation of the Exchange Offer and Consent Solicitation as part of the Restructuring Plan, that we will be able to consummate a Liquidity Event by July 31, 2009 or effect a refinancing of our Existing Revolving Credit Facility on or prior to its maturity date on July 31, 2009.  If we are unable to consummate a Liquidity Event or refinance our Existing Revolving Credit Facility at or prior to its maturity date, such failure would constitute a default under our Existing Revolving Credit Facility, which would permit the lenders to accelerate the obligations thereunder.  If the lenders were to accelerate the amounts due under the Existing Revolving Credit Facility, a cross-default would also be triggered under our other debt agreements, including the Notes, which would result in most or all of our long-term debt becoming due and payable.  In that event, we would be unable to fund these obligations.  Accordingly, we believe the consummation of the Restructuring Plan, of which the Exchange Offer and Consent Solicitation are each an integral part, is critical to our continued viability.

We may be required to recognize cancellation of indebtedness income if we successfully consummate the Restructuring Plan.

We will realize cancellation of indebtedness (“COD”) income if we consummate the Restructuring Plan and the sum of the Cash Payment, the issue price of the New Notes, and the value of the Exchange Common Stock issued in exchange for the Notes is less than the adjusted issue price of the Notes.  We anticipate that we will realize a material amount of COD income as a result of the Restructuring Plan.

Federal legislation was recently enacted that allows us to elect to defer COD income arising from an exchange of cash, new debt, and stock, for debt that occurs in 2009 or 2010.  If this election is made, we generally can defer tax on the COD income for five taxable years (in the case of COD income arising in 2009) or four taxable years (in the case of COD income arising in 2010), and then recognize 20% of the COD income in each of the next five taxable years beginning with 2014.

Further, our ability to utilize our net operating losses (“NOLs”) or certain built-in losses, if any, will be limited by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), because the receipt of Exchange Common Stock as part of the Exchange Offer for the Notes is expected to cause an ownership change under the Code.  As a result, an annual limitation will be imposed on the amount of our pre-ownership change NOLs that may be utilized to offset future taxable income.  This annual limitation generally will be equal to the value of our stock immediately before the ownership change, subject to certain reductions, multiplied by the “long-term tax-exempt rate” for the month in which the ownership change occurs.  This rate (currently, approximately 4.61%) is published monthly by the Internal Revenue Service (“IRS”).  Any portion of the annual limitation that is not used in a particular year may be carried forward and used in subsequent years.

If the Restructuring Plan is consummated, but not all of the Notes are validly tendered (and not validly revoked) in the Exchange Offer and Consent Solicitation, we will continue to have Notes outstanding following consummation of the Restructuring Plan, and Holders who do not participate in the Exchange Offer and Consent Solicitation will be entitled to receive interest on such Notes and payment of principal at maturity.

It is a condition to the consummation of the Exchange Offer and Consent Solicitation that Holders of at least 90% of the total outstanding principal amount of the Notes, excluding Holdings-Owned Notes, tender their Notes in the Exchange Offer by the Expiration Date and not validly revoke or withdraw such tenders on or prior to the Expiration Date.  There can be no assurance that holders of such percentage will validly tender and not validly revoke their Notes in the Exchange Offer and Consent Solicitation.  In addition, Holders who do not participate in the Exchange Offer and Consent Solicitation will be entitled to receive interest on such Notes and payment with respect to the principal amount of such Notes at maturity in 2011, which is three years prior to the maturity of the New Notes.

There can be no assurances that the Minimum Tender Condition will be met, that we will enter into the New Facilities or the Amended Denham Credit Facility on substantially the terms described in the Offering Memorandum and Consent Solicitation Statement, or at all, or the other conditions to the Exchange Offer will be met.

The consummation of the Exchange Offer and Consent Solicitation is subject to a number of conditions precedent, including, among other things, satisfaction of the Minimum Tender Condition and entry into the New Facilities or the Amended Denham Credit Facility on substantially the terms described in the Offering Memorandum and Consent Solicitation Statement.  If the conditions precedent are not met, then we are not obligated to accept any Notes for tender in the Exchange Offer.  The Company reserves the right, in its sole discretion, subject to applicable law, to waive any and all conditions to the Exchange Offer and Consent Solicitation at any time or from time to time on or prior to the Settlement Date other than receipt of the Requisite Consents.  If we waive a condition of the

Exchange Offer and Consent Solicitation that we determine to be material, we will give oral (to be confirmed in writing) or written notice of such waiver to the information agent and will disseminate a supplement and/or amendment to the Offering Memorandum and Consent Solicitation Statement and extend the Exchange Offer and Consent Solicitation to the extent we determine such extension is necessary and required by law.  Any such waiver will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided in the proceeding sentence.  In addition, consummation of the Restructuring Plan is subject to the receipt of the approval of government authority.  If that approval is not received, the Restructuring Plan will not be consummated.

The Exchange Offer and Consent Solicitation may be cancelled or delayed.

We have the right to terminate and/or extend the Exchange Offer and Consent Solicitation in our sole discretion, subject to applicable law, at any time or from time to time other than the receipt of the Requisite Consents.  Even if the Exchange Offer and Consent Solicitation are completed, they may not be completed on the schedule described in the Offering Memorandum and Consent Solicitation Statement.  Accordingly, Holders participating in the Exchange Offer and Consent Solicitation may have to wait longer than expected to receive their New Notes during which time those Holders will not be able to effect transfers of their Notes tendered for exchange.

Consummation of the transactions contemplated by the Restructuring Plan will likely result in significant changes in the composition of our ownership and our Board of Directors, which could have adverse consequences for security holders.

The transactions contemplated by the Restructuring Plan will result in a significant number of new shares of our Common Stock being issued to various new and existing shareholders.  As a group, Holders who participate in the Exchange Offer and Consent Solicitation are expected to own as much as 55% of the outstanding shares of our Common Stock following the Restructuring Plan.  In addition, representatives of the Holders who participate in the Exchange Offer and Consent Solicitation are expected to hold a majority of the seats on our Board of Directors after the Restructuring Plan.

Although no single individual or entity is expected to have a majority ownership stake in our Company as a result of the transactions contemplated by the Restructuring Plan, the change in ownership and/or the change in composition of our Board of Directors could have an impact on the future direction of the Company, including decisions regarding financing arrangements, capital structure, senior management appointments and business operations.  The interests of the holders who control a majority of our Common Stock and Board of Directors following the Restructuring Plan could be different from holders of our other securities and they could take actions that are in their interests and not the interests of other security holders.

The market price of the our Common Stock could decrease as a result of the impact of the significant increase in the number of our outstanding shares that may result from the issuance of shares of Exchange Common Stock in the Restructuring Plan, and from additional issuances we may pursue in the future.

Following the consummation of the Restructuring Plan, we expect to have 56,742,048 shares of Common Stock outstanding.  As part of the Restructuring Plan, we are also adopting the Management Incentive Plan, pursuant to which we may issue additional options, restricted stock and other equity-based compensation up to 10% of our outstanding Common Stock following the consummation of the Restructuring Plan.  Shares of our Common Stock outstanding following the Restructuring Plan are expected to be freely tradable and will not constitute “restricted securities” as defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and may generally be resold by a holder who has held the Notes or existing shares of our Common Stock for six months and is able to “tack” its holding period of such Notes or existing shares of Common Stock pursuant to Rule 144 of the Securities Act so long as such Holder is not (i) an “affiliate” of Holdings within the meaning of Rule 144 of the Securities Act or (ii) a broker-dealer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Common Stock was acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of Common Stock.  We expect that most of the remaining outstanding shares of Common Stock will become freely transferable within six months of the acquisition of the Notes (if the Holder is able to “tack” its holding period of the Notes pursuant to Rule 144 of the Securities Act) or Common Stock, other than Common Stock held by affiliates.  The sale or expectation of sales of a large number of shares of Common Stock in the public market might negatively affect the market price of our Common Stock.

We are exposed to the risk of rapid and significant increases in market prices and their potential impact on our operations in general and on our liquidity under the New Facilities in particular.

Dramatic swings in the market prices for natural gas during the calendar year ended December 31, 2009 resulted in a significant strain on our liquidity under the Existing Revolving Credit Facility.  The significant increases and decreases in market prices over this period highlighted the difficulty for predicting market prices and anticipating their impact on our operations.  There can be no assurance that any actions we have taken will mitigate the risks associated with the volatile market price environment.  As a result, we will continue to be exposed to the risk of volatile market prices for natural gas and electricity and their impact on availability under the New Facilities.

Our credit ratings from Standard & Poor’s and Moody’s are below investment grade.  Any further downgrades of our credit ratings may have a detrimental impact on our liquidity and our ability to operate our business.

Our credit ratings impact our ability to obtain financing for our operations.  In addition, our suppliers generally use credit ratings as a tool to assess the credit-worthiness of their customers.  We experienced downgrades of our credit ratings by both Standard & Poor’s and Moody’s during the nine months ended March 31, 2009, and we are subject to further review, revision or withdrawal at any time by either rating agency if, in such agency’s judgment, the circumstances so warrant.  We believe it is likely that the rating agencies will downgrade us to default status following the commencement of the Exchange Offer and Consent Solicitation.  If the rating agencies downgrade or withdraw our ratings, our access to capital markets could be significantly limited, which would adversely impact our overall liquidity position, increase our cost of borrowing and hinder our ability to obtain adequate supply of natural gas and electricity commodity to serve our customers.

FORWARD-LOOKING STATEMENTS

Some statements in this Current Report are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and may relate to, among other things:

•      future performance generally;

•      the Company’s business goals, strategy, plans, objectives and intentions;

•      the Company’s post-acquisition integration of acquired businesses;

•      expectations concerning future operations, margins, profitability, attrition, bad debt, expenses, interest rates, liquidity and capital resources;

•      pro forma amounts and assumptions, which are disclosed in the Offering Memorandum and Consent Solicitation Statement and any other documents delivered by the Company in connection with the Exchange Offer and Consent Solicitation; and

•      expectations regarding the effectiveness of the Company’s hedging practices and the performance of suppliers, pipelines and transmission companies, storage operators, independent system operators, financial hedge providers, banks providing working capital and other counterparties supplying, transporting, and storing physical commodity.

When used in this Current Report, the words “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “predicts,” “estimates,” “potential,” “continue,” “projected” and similar expressions are generally intended to identify forward-looking statements, although the absence of such a word does not mean that such statement is not a forward-looking statement.

Forward-looking statements are subject to risks, uncertainties, and assumptions about us and our operations that are subject to change based on various important factors, some of which are beyond our control. The following factors, as well as the factors identified in “Risk Factors” in the reports the Company files with the SEC under the Exchange Act (which reports are incorporated by reference in this Current Report) among others, could cause our financial performance to differ significantly from the goals, plans, objectives, intentions and expectations expressed in our forward-looking statements:

•                  failures in the Company’s risk management policies and hedging procedures;

•                  shortfalls in marketing or unusual customer attrition that result in the Company’s purchases exceeding our supply commitments;

•                  unavailability or lack of reliability in monthly settlement index prices;

•                  changes in the forward prices of natural gas and electricity;

•                  insufficient liquidity to properly implement the Company’s hedging strategy or manage commodity supply;

•                  changes in weather patterns from historical norms that affect consumer consumption patterns;

•                  failure to collect imbalance receivables;

•                  failure of the Company’s customers to pay their bills or our failure to maintain adequate billing and collection procedures;

•                  disruptions in local transportation and transmission facilities;

•                  changes in regulations that affect the Company’s ability to use marketing channels;

•                  changes in statutes or regulations that inhibit growth or increase costs and impact profitability;

•                  failure to properly manage the Company’s growth;

•                  the loss of key members of management or failure to retain employees;

•                  changes in general economic conditions;

•                  competition from utilities and other marketers;

•                  malfunctions in computer hardware or software or in database management systems or power systems, due to mechanical or human error, that result in billing errors or problems with collections, reconciliation, accounting or risk management;

•                  natural disasters, including hurricanes;

•                  the Company’s reliance on infrastructure and transportation within the United States and Canada; and

•                  other factors not currently known or considered material by the Company.

Therefore, you are cautioned not to place undue reliance on any forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date of this Current Report to conform these statements to actual results.  All forward-looking statements attributable to the Company are expressly qualified by these cautionary statements.

Item 8.01               Other Events

Attached hereto as Exhibit 99.1 and incorporated herein by reference is the press release announcing the Exchange Offer and Consent Solicitation.

Item 9.01               Financial Statements and Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release, dated June 26, 2009.

The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of such section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MXENERGY HOLDINGS INC.
(Registrant)

Date: July 1, 2009	/s/ Carole R. Artman-Hodge
	Name:	Carole R. Artman-Hodge
	Title:	Executive Vice President and Secretary